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                                                                     EXHIBIT 4.1


                                                                  EXECUTION COPY


                   PROFESSIONAL CONSULTING SERVICES AGREEMENT

         This PROFESSIONAL CONSULTING SERVICES AGREEMENT (this "Agreement"), effective as of July 2001 (the "Effective Date'), is entered into by and between BIGMAR, INC., a Delaware corporation, with offices at 95 Midland Road, Saginaw, MI 48603 (the "Company") and Felice Padnos, a resident of Illinois, with an address at 1176 Oxford Court, Highland Park, IL 60035 ("Consultant").

                                    RECITALS

         WHEREAS, the Company desires to engage Consultant, and Consultant desires to be engaged by the Company, to render professional consulting services for the Company as set forth in Section 1 below.

         NOW THEREFORE, for good and valuable consideration, Consultant and the Company hereby agree as follows.

         1. Service. Consultant agrees to perform the professional consulting services for the Company as described in the Statement of Services attached hereto as Exhibit A (the "Services").

         2. Term. The parties intend that unless this Agreement is earlier terminated in accordance with Section 7 hereof, this Agreement shall remain in effect for a period of six (6) months (the "Term"), commencing on the Effective Date. The parties may renew this Agreement for one or more additional six month term under such terms and conditions as the parties may agree.

         3. Consultant's Responsibilities. During the Term, Consultant shall perform the Services in the location as determined by Consultant. Consultant agrees to diligently and conscientiously perform the Services in accordance with the generally accepted standards of the profession, Additional services may be incorporated into this Agreement by a separate writing signed by both parties.

         4. Compensation. In consideration for Consultant's performance of the Services, Consultant shall receive from the Company 150,000 shares of the Company's newly issued common stock, par value $0.001 per share (the "Shares"). Consultant shall have no other rights to receive any compensation for the Services other than as provided in this Section 4.

         5. Registration.

                  (a) The Company shall use its good faith and reasonable commercial efforts to file with the Securities and Exchange Commission and make effective under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S 8 with respect to the Shares. The Company shall do my and all other acts and things that may be reasonably necessary or advisable with respect to the registration of the Shares.
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                  (b) In connection with and as a condition to the registration of the Shares in accordance with this Section 5, Consultant understands and agrees that the Services it performs shall not be in connection with the offer or sale of the Company's securities in a capital raising transaction, and that in performing such Services Consultant will not directly or indirectly promote or maintain a market for the Company' a securities. Consultant further understand and agree that the Services shall not include: (i) providing investor relations or shareholder communications services; (ii) conditioning the public market for resale of the Company's securities; (iii) arranging or effecting mergers that take private companies public; or (iv) disseminating information that may be expected to influence the price of the Company's securities, such as promoting the Company's securities in an investor newsletter.

         6. Representations and Warranties of Consultant. Consultant hereby represents and warrants to the Company as follows:

                  (a) Accredited Investor Status. Consultant is an accredited investor as such term is defined in Regulation D under the Securities Act.

                  (b) Restricted Shares. Consultant acknowledges that the Shares have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of until such Shares are registered under the Securities Act in accordance with Section 5(a) hereof or an exemption from such registration is available.

         7. No Reimbursement of Expenses. Consultant is responsible for all expenses incurred by Consultant in performing the Services. The Company shall have no obligation to cover any expenses incurred by Consultant in performing the Services, including the compensation of any Providers (as such term. is defined in the Statement of Services attached hereto as Exhibit A). Consultant shall have no other rights to receive any compensation for the Services other than as provided in Section 4 hereof.

         8. Termination of Consultancy. The Consultant's obligation to provide the Services under Section 1 hereof and the Company's obligation to effect the registration of the Shares in accordance with Section 5 hereof (to the extent such Shares have not been registered) shall. cease immediately upon the occurrence of any of the following events (the date of each such occurrence shall constitute the effective date of termination of this Agreement (the "Termination Date"):

                  (a) expiration of the Term;

                  (b) at any time that there shall be a material breach by Consultant of this Agreement; provided that the Company, shall give Consultant fifteen (15) days' prior written notice and an opportunity to cure such breach prior to the date of such termination.


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Upon termination of this Agreement pursuant to the above provisions, Consultant shall immediately return to the Company, without charge, all Confidential Information (as defined below). Upon receipt of such Confidential Information, the Company shall pay Consultant any compensation to which Consultant is then entitled for the Services, to the extent not previously paid by the Company.

         9. Development and Owners of Creative Works; Copyrighted Works. Consultant shall keep the Company or its nominee informed of, promptly disclose and assign (at the Company's request) to the Company all works of authorship or other creative works, ideas, knowledge and data, including but not limited to the corporate growth plan (as described in Exhibit A), whether patentable or not, that Consultant individually or jointly with others originated, developed, made, conceived, acquired, first reduced to practice or suggested during the Term. which are based in whole or in part on the Company's business or activities. Consultant understand, and agreed that all copyrighted works created or contributed to within the scope of, or in connection with Consultant s retention by the Company, or at the request of the Company, shall be considered works made for hire under the federal copyright laws of the United States and shall be the exclusive property of the Company, which shall be considered the author of such copyrighted works.

         10. Confidential Information. Consultant shall not disclose or use at any time, either during the Term or after the Termination Date, any nonpublic corporate or business confidential information of the Company, whether patentable or not, which Consultant learns as a result of performing the Services, whether or not Consultant developed such information (the "Confidential Information"). Confidential Information shall at all times the property of the Company.

         Consultant may use or disclose confidential information only:

                  (a) as authorized and necessary in performing Consultant's responsibilities under this Agreement during the Term;

                  (b) with the Company's prior written consent;

                  (c) in a legal proceeding between Consultant and the Company to establish the rights of either party under this Agreement; provided that Consultant stipulates to a protective order to prevent any unnecessary use or disclosure; or

                  (d) subject to a compulsory legal process that requires disclosure of such information; provided that Consultant has notified the Company of such compulsory legal process to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure.

                  Consultant hereby acknowledges that any breach of this Section 9 would cause the Company irreparable harm.


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         11. Non-Solicitation and Non-Competition. During the Term and for a
period of six (6) months after the Termination Date, Consultant shall not, except with the prior written consent of the Company:

                  (a) directly or indirectly, individually or as part of or on behalf of any other person, employer or entity, hire or attempt to solicit for hire, any persons who are employed by the Company and with whom Consultant had contact while performing the Services, at any time until at least three (3) months after such person's employment with the Company ends;

                  (b) directly or indirectly, on behalf of Consultant or any other person, entity or employer, sell or otherwise provide, or solicit for the purposes of selling or otherwise providing, any device or product that in each case is similar or related to those to be sold or provided by the Company, in connection with Consultant's providing Services under this Agreement, as of the Termination Date to any person or entity; or

                  (c) directly or indirectly, own, manage, operate, control, be employed by, participate in. advise. consult or contract with, or be connected in any manner with the ownership, management, operation, or control of any business that develops, distributes, sells, or markets any device or product that in each case is directly competitive, similar or related to those developed, distributed, sold or marketed by the Company in connection with Consultant's providing Services under this Agreement, within the geographical area in which, as of the Termination Date, the Company is actively marketing or has made a significant investment in time and money to prepare to market its products within the ninety (90) day period after the Termination Date.

                  Unless otherwise specified in writing from the Company to Consultant, the Company's engagement of Consultant shall be non-exclusive.

         12. Indemnification. Consultant agrees to indemnify and hold the Company harmless from any and all claims, demands, actions and liabilities, including costs and attorneys' fees, as the result of any action or inaction or claim which arises as a result of Consultant's conduct or any Provider's conduct, or the conduct of any agent of Consultant or the conduct of any agent of any Provider whether pursuant to this Agreement, as a result of tort, or as a result of any other relationship between Consultant and the Company.

         13. No Conflict. Consultant warrants and represents to the Company that neither the entering into this Agreement nor the performance of any of its obligations under this Agreement will conflict with or constitute a breach of any obligations of Consultant under any agreement, whether written or oral, to which Consultant is a party or any other obligation by which Consultant is bound.

         14. Injunctive Relief. Consultant acknowledges that money damages alone will not adequately compensate the Company for any breach of Sections 8, 9 and 10 of this Agreement and, therefore, Consultant agrees that in the event of the breach or threatened breach of any such

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covenant or agreement, in addition to all other remedies available to the company, the Company shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof.

         15. Independent Contractor Relationship. Consultant is hereby retained and engaged by the Company only for the purposes and to the extent set forth in this Agreement. Consultant and the Company agree that no employment relationship is created by this Agreement. The Company is interested only in the results to be achieved by Consultant's performance of the Services. Consultant is an independent contractor and shall be solely responsible for securing and maintaining worker's compensation insurance, if legally required. Consultant is not entitled to any of the benefits that the Company provides its employees.

         16. Consultant's Tax Obligations. To the extent required by law, Consultant shall be solely responsible for and shall make proper and timely payment of any taxes due on payments made, to persons who provide services to Consultant in connection with this Agreement, Consultant hereby agrees to indemnify the Company against any claims, liabilities or expenses the Company incurs as a result of Consultant's breach of its obligations under this Section 17.

         17. Notices. All hereunder shall be in writing and shaft be delivered by hand, facsimile transmission, overnight delivery or by certified or registered mail addressed as follows:

                  If to the Company:

                  BigMar, Inc.
                  95 Midland Road
                  Saginaw, MI 48603
                  Attention: President
                  Telecopier: (517) 7990020

                  If to Consultant:

                  Felice Padnos
                  1176 Oxford Court
                  Highland Park, IL 60035

or to such other addresses as the parties hereto may from time-to-time designate in writing. Notice shall be deemed given on the same day if delivered by hand or sent by facsimile transmission, on the following business day if sent by overnight delivery or the second business day following the date of mailing.

         18. Miscellaneous. Regardless of the choice of law provisions of the State of Delaware or any other jurisdiction, the parties agree that this Agreement shall otherwise be interpreted, enforced and governed by the laws of the State of Delaware. Consultant may not assign this Agreement without the prior written consent of the Company. This Agreement shall inure to the benefit of and may be enforced by the Company and its assigns, successors and legal representatives and shall be binding on Consultant and its assigns, successors and legal representatives. This Agreement may be executed in two counterparts each of which shall be an

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original, but all of which together shall constitute one instrument. This
Agreement may only be modified in writing and when signed by all parties to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written,

                                        FELICE PADNOS




                                        By: /s/ Felice Padnos
                                           -------------------------------------
                                        Name:   Felice Padnos
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        BIGMAR, INC.




                                        By: /s/ Cynthia R. May
                                           -------------------------------------
                                        Name:   Cynthia R. May
                                             -----------------------------------
                                        Title:  President and Secretary
                                              ----------------------------------




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                                    EXHIBIT A


                              STATEMENT OF SERVICES

         A. Services. As a consultant to the Company, Consultant shall provide the Mowing services for the Company during the Term, subject to the terms and conditions of this Agreement:

                  (i) Conduct business development activities and strategic planning, including development and implementation of a two-year corporate growth plan, and formulate acquisition strategies;

                  (ii) Perform public relations services, including formulating press releases and providing other media relations recommendations;

                  (iii) Provide advice and assistance on corporate imaging and advertising in order to raise awareness of the Company's product line with the public;

                  (iv) Undertake logistical and administrative services in connection with organizing and conducting corporate presentations by the Company's officers to be delivered to industry groups and participants and the public; and

                  (v)      Review and provide recommendations on the Company's
                           (i) capital structure; (ii) stock patterns; (iii) external community relations; and (iv) financial proposals.

         B. Providers. In connection with performing the Services described in Section A above, Consultant is permitted to select and engage appropriate third-party providers for public relations, strategic planning and other corporate related consulting and professional services (the "Providers"). If Consultant elects to select and engage any Providers, Consultant understands and agrees that Consultant shall: (a) be responsible for evaluating, coordinating and supervising the efforts of such Providers; and (b) provide oversight to the extent such Providers are providing the Services set forth above. Consultant further understands and agrees that Consultant shall ensure that such Providers:
(a) meet the expectations of the Company, and (b) agree to the same terms and conditions of this Agreement, including without limitation Sections 8, 9 and 10 hereof.